UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 25, 2019

BRAIN SCIENTIFIC INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	333-209325	81-0876714
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

205 East 42nd Street, 14th Floor

New York, New York 10017

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (646) 388-3788

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of new Chief Executive Officer and new President

On January 25, 2019, Brain Scientific Inc. (the “Company”) appointed Jesse W. Crowne, age 39, as the Company’s new Chief Executive Officer, replacing Vadim Sakharov, who will remain with the Company as its President and Chief Technology Officer.

Mr. Crowne has served as the Chief Executive Officer of Nepetx, LLC, biotechnology start-up company that is developing an enzymatic therapy for celiac disease and non-celiac gluten sensitivity, since January 2016. From January 2016 to March 2017, Mr. Crowne served as the President of Vavotar Life Sciences, LLC, a private clinical stage biotechnology company developing antibody directed oncology products. Mr. Crowne has served as the Vice President of Business Development of Medovex Corp., a publicly-traded company in the business of designing and marketing proprietary medical devices for commercial use in the United States and Europe, since January 2015, and has served as the Executive Co-Chairman of the Board of Directors of Medovex Corp. since February 2, 2018. Mr. Crowne was the founder of Crowne Medical, LLC, a management consulting firm for medical devices and biotech companies, which was founded in December 2013, and was also a Managing Partner at Gorlin Companies, a healthcare focused family office. From April 2010 to June 2014, Mr. Crowne was an associate at White Pine Medical, a subsidiary of Essex Woodlands, which was a private equity investment fund seeking late-stage medical device opportunities.

In connection with his appointment, the Company and Mr. Crowne entered into an employment agreement, effective as of December 25, 2019 (the “Employment Agreement”). Under the Employment Agreement, Mr. Crowne will receive an initial annual base salary of $160,000, which shall be increased to $175,000.00 per annum in the event the Company is successful in raising at least $1,000,000 (the “Capital Raise”) from the date of the Employment Agreement. In addition, Mr. Crowne may receive an annual cash bonus of up to $40,000 based on Mr. Crowne’s performance as determined by the Company’s Compensation Committee of the Board of Directors, and will receive a $30,000 sign-on bonus payable in two tranches. Mr. Crowne shall also be entitled to participate in the Company’s long-term incentive compensation plans generally made available to senior executives of the Company, pursuant to which the Company issued to Mr. Crowne options to purchase 800,000 (or 1,000,000 in the event of a Capital Raise) shares of the Company’s common stock at an exercise price of $0.75 per share, of which 200,000 (or 250,000 in the event of a Capital Raise) shares shall vest on the one year anniversary of the date of grant, and 600,000 (or 750,000 in the event of a Capital Raise) shall vest ratably on a quarterly basis over the following two years.

The foregoing is a summary only of the material terms of the Employment Agreement and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is included as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Appointment of Jesse Crowne and Vadim Sakharov to the Board of Directors

On January 25, 2019, the Board of Directors (the “Board”) increased the size of the Board from two to four members and appointed Messrs. Crowne and Sakharov to fill the two vacancies the Board.

There are no arrangements or understandings between Messrs. Crowne and Sakharov and any other persons pursuant to which Messrs. Crowne and Sakharov were elected as directors, other than, with respect to Mr. Crowne, the terms of his Employment Agreement.

The Company believes that Mr. Crowne is qualified to serve as a director of the Company because of his leadership skills, experience with executive and entrepreneur roles for multiple companies in the medical device space, and experience raising capital for multiple companies.

Mr. Sakharov has been Chief Executive Officer of the Company’s subsidiary, MemoryMD Inc., since February 2015 and was Chief Executive Officer of the Company since September 2018 until January 25, 2019, at which time he was appointed as President and Chief Technology Officer. He has also been the Chairman of the Board and general manager of Neurotech, a medical device company, since February 1992. The Company believes that Mr. Sakharov is qualified to serve as a director of the Company because of his experience as an executive at medical device companies.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

10.1	Jesse W. Crowne Employment Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 30, 2019

BRAIN SCIENTIFIC INC.

By:	/s/ Boris Goldstein
Name:	Boris Goldstein
Title:	Chairman of the Board and Secretary